EXHIBIT 10.4


                        THIRD PARTY CONSULTANT AGREEMENT

     This Agreement is made as of December 3, 2000 by and between Aspen Technology, Inc. ("AspenTech"), a Delaware corporation with offices at Ten Canal Park, Cambridge, Massachusetts 02141-2201, and PRO', INC. ("Consultant"), a Texas corporation, with offices at 1770 St. James Place, Suite 1 1 5, Houston, Texas 77056.

     This Agreement governs the terms and conditions for the provision of general consulting services to be provided by Consultant.

1  .     Services.  During  the  term of this Agreement, Consultant will furnish
         --------
consulting services and advice as specifically requested by AspenTech. The services and advice are within area of Consultant's technical competence, and as specifically described in Exhibit A attached hereto.

2.     Term  of  Agreement.  This  Agreement  shall  have an initial term as set
       --------
forth in Exhibit A commencing on the date hereof and may be renewed for subsequent periods upon the mutual written consent of the parties.

3.     Payment.  In  consideration  of the services to be provided by Consultant
       -------
in accordance with this Agreement AspenTech shall pay Consultant a consulting fee as set forth in Exhibit A for the duration of the services engagement under this Agreement. Invoices will be paid within thirty (30) days of receipt.

4.     Reimbursement  Of  Travel Expenses.  AspenTech will reimburse Consultant
       ----------------------------------
for all reasonable expense incurred by Consultant for travel required in connection with the furnishing of services under this Agreement and approved in advance by AspenTech. Travel between Consultant's home or office and facilities of AspenTech are not reimbursable. Reimbursement of travel expenses shall be made on the basis of itemized statements submitted by Consultant, submitted according to AspenTech travel policies, and including, whenever possible, actual bills, receipts, or other evidence of expenditures.


5.     Confidentiality.  Each  party  shall  maintain the confidentiality of all
       ---------------
Proprietary Information of the other party and third party Proprietary Information with the same degree of care used to, protect his own proprietary and confidential information, but IN any event, with not less than a reasonable degree of care. Proprietary information may include, but is not limited to, patents applications, trade secrets, processes, formulae, data, specifications, programs, software packages, test results, technical know-how, methods and procedures of operation, working papers, business or marketing plans, customer lists, proposals, and licensed documentation. This clause shall remain in effect after termination of this Agreement for the period of three years.

6.     Proprietary  Rights.  All  data  and  working  papers, computer programs,
       -------------------
systems and techniques , in any form, whether patentable or copyrightable or not, written, invented, or made by Consultant, either solely or jointly, in the course of the consulting services to be performed under this Agreement ("Developments") will be jointly owned by both parties to this Agreement without any obligations of accounting between the parties for any data, working papers, computer programs, systems and techniques, in any form, whether patentable or copyrightable or not, written, invented, or made by Consultant prior to the execution of this Agreement ("Pre-existing Materials"), but are delivered to AspenTech with Deliverables under this Agreement, Consultant hereby grants AspenTech a nonexclusive, nontransferable, perpetual, royalty-free, worldwide license to use, copy, modify, make derivative works based on, and distribute the Pre-Existing Materials internally within AspenTech, its parents and affiliates. Consultant agrees to notify AspenTech in writing (or email) to Craig Harclerode before any Pre-existing Materials are incorporated in Deliverables under this Agreement. This clause shall remain in effect after termination of this Agreement.

7.     Non-Competition.  During  the term of this Agreement and for a period of
       ----------------
six
(6) months thereafter, Consultant will not compete with AspenTech without AspenTech's written permission, which shall not be unreasonably withheld. "Competing with AspenTech" means (a) soliciting AspenTech's customers with whom Consultant has dealt with during performance of this Agreement, either (i) to cease to do business with AspenTech, (b) soliciting any employee of AspenTech to leave his or her employment with AspenTech or to breach his or her employment obligations with AspenTech.

8.     Warranty.
       --------

8.1.     Services.  Consultant warrants that all services rendered by Consultant
         --------
under this Agreement shall be performed in a professional, workmanlike manner in accordance with all applicable industry codes and standards.

8.2.     Application  Code.  As  specified  in  Exhibit  A,  certain proprietary
         -----------------
portions of a system, custom software code, application software, and/or interfaces ("Application Code") may be developed or delivered by Consultant hereunder. Consultant warrants that the Application Code will operate in accordance with any agreed written specifications relating specifically thereto, and will be developed and reviewed in accordance with the following Year 2000 criteria.

a)     The  Application  Code  will  not  contain  hardcoded  "l  9"  dates;

b) The Application Code will contain 4-character year fields or an equivalent necessary to operate as a 4-character year field;

c)     "00"  in  a  year  field  will  be  recognized  as  the  year  2000;

d) Date manipulation, password handling, and date expiration algorithms will be coded to correctly handle the years 1980 to 2025.

9.     Insurance  and  Indemnification.  Consultant  shall  indemnify  and  hold
       -------------------------------
AspenTech, its employees, agents, and contractors harmless from and against any and all losses, expenses and claims (including those of third parties) for death, personal injury, or property damage caused by the negligence or willful misconduct of Consultant arising out of the performance of the work. Consultant shall maintain in effect the following policies of insurance during the term of this Agreement:

9.1. Public liability insurance, properly safeguarding Consultant against liabilities for death, personal injury, and property damage;

9.2. Employer's liability and workman's compensation insurance as required under applicable law, provided that the parties agree that AspenTech shall to the fullest extent permitted under applicable workman's compensation laws be deemed a statutory employer of Consultant's employees performing work hereunder; and

9.3. Automobile liability insurance properly safeguarding Consultant against liabilities for death, personal injury, and property damage arising out of the use of hired, non-owned.

10.     Termination.  AspenTech may terminate this Agreement immediately without
        -----------
notice in the event Consultant breaches his obligations under Sections 5 or 6. AspenTech may terminate this Agreement upon ten (1 0) days notice by registered or certified mail, return receipt requested, addressed to the other party and AspenTech's sole liability will be to pay for work done by Consultant to date of termination.

ii.     independent  Contractor.  Consultant  will furnish Consultant's services
        -----------------------
as an independent contractor and not as an employee of AspenTech or of any company affiliated with AspenTech. Consultant will not represent itself as a partner, joint-venturer, employee or general representative or agent of AspenTech. Consultant has no power or authority to act for, represent, or bind AspenTech or any company affiliated with AspenTech in any manner. Consultant is not entitled to any medical coverage, life insurance, participation in AspenTech's savings plan, nor any other benefits afforded to AspenTech's regular employees or those of AspenTech's affiliates. If AspenTech or any of AspenTech's affiliates is required to pay or withhold any taxes or make any other payment with respect to fees payable to Consultant, AspenTech will promptly notify Consultant of this determination and Consultant will reimburse AspenTech or AspenTech's affiliate in full for taxes paid on amounts previously paid to Consultant, and permit AspenTech to make deductions for taxes to be withheld from any sum thereafter due Consultant.

12.     Complete Agreement.  This Agreement supersedes all prior agreements and
        -------------------
understandings between the parties with respect to the subject matter hereof and may not be changed unless mutually agreed upon in writing by both parties.

13.     Assignment.  Neither  party  may  assign this Agreement, or any interest
        ----------
therein, without prior written consent of the other party which will not be unreasonably withheld.

14.     Governing  Law.  This  Agreement  shall  be governed by and construed in
        ---------
accordance with the laws of the State of Texas. The federal and state courts in the State of Texas shall have exclusive jurisdiction over all claims brought in connection with this Agreement.

15.     Severability.  In  the event any provision of this Agreement is found to
        ------------
be legally unenforceable, such enforceability shall not prevent enforcement of any other provision of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

ASPEN  TECHNOLOGY,  INC.                        PRO2,  Inc.


________________________                      _______________________
CR  Harclerode                                 Craig  Crawford


Director,  Program  Management

                                    EXHIBIT A

                        THIRD PARTY CONSULTANT AGREEMENT
                              BETWEEN ASPENTECH AND
                                   PRO2, Inc.
                                  (Consultant)





SERVICES  TO  BE  PERFORMED:


Consultant will provide hourly MSP2000 and Project Management consulting services as outlined below to the Aspentech services organization as MSP2000 is integrated into the services delivery model.

The MSP2000 consultant will report to the Director of Program Management for Aspentech and will provide the following functions:


1.     Standards  Development-  with  the  support  of  the  Director of Program
       ----------------------
Management and the Vertical Business Directors, lead in the development of Aspentech standards for MSP2000 building from standards and guidelines that PRO'has developed. The will be done by scheduling and conducting standards meetings and reviewing Aspentech work processes. Consultant will support modifying the MSP2000 templates to incorporate standards and guidelines where possible. The standards and guidelines will be documented and used in the MSP2000 training programs (see below). The standards should address items such as:MSP Configuration Standards, Options, Calendars, Task Types, etc.; macro that delete local tables to insure global standards are consistently used, etc. Provide support for the development of the MSP2000 standards management.

2.     Developing  and  Conducting  Aspen-oriented  MSP 2000 Training.- Lead the
       ---------------------------------------------------------------
development  of  MSP2000  training  modules  that  include  AspenTech  continent
(standards and guidelines). Conduct developed training modules at various Aspentech locations (Houston, Seattle, Cleveland). It is envisioned that this will range from 1 or 2 classes per week from mid January to the end of February. The classes need to be condensed to be done in a 1 to 2 day course. Additional expert level classes will be conducted for the Project Control Leads (4-6) and other selected individuals who will support the development of MSP2000 schedules.

3.     MENTORINQ  &  SUPPORT-  Provide on-going MSP2000 consulting to help users
       ---------------------
make best use of MSP for specific purposes. Extend the MSP2000 Training by helping on a one-on-one basis. This will be managed by the Director of Program Management and will in general, be of secondary priority.

     4.     PROJECTSTARTUP  &  SUPPORT-  Working with the Project Control Leads,
            --------------------------
help  in
the  creation  of  MSP2000  for  particular  projects/programs.

5.    MANAGE  &  DIRECT  CREATIONOF  AN INITIAL LIBRARY OF MSP PROJECT TEMPLATES
      --------------------------------------------------------------------------
Working with various best practice leaders(BPL) and Rosalayn Preston, lead in the development of MSP2000 templates for key technology areas. Assist in the development of a template storage and management process using the Aspentech intranet as a distribution and management system.

6.     ACT  AS  A  CONTACT  DOINT INTO PR02TO LEVERAGE PR02 RESOURCES FOR VISUAL
       -------------------------------------------------------------------------
BASIS DEVELOPMENT AND SUPPORT.

1)  Understand the Aspen Oracle Project Connect (MSP20PA)
   ------------------------
upload interface, 2) Support the OPA2MSP download interface, and 3) support user-oriented standard MSP macros (Views, grouping, filters). Provide feedback from standards development, training, and actual use to help streamline MSP2000 by coordinating the development and documenting of macros and other tools. 4)The on-site PRO2 consultant would be supported from time to time as necessary by members of the PRO2, Inc. headquarters staff including at least, John Winchester, Ray McCoppin, Gary Crich, and Craig Crawford. If there were testing of various concepts required, the PRO2 servers support several different test environments that would be provided within the quoted hourly fee for courtesy testing. If the requirements became significant in terms of resources supporting the PRO2 Senior Consultant, Aspentech would be contacted to discuss some additional consideration, but only by mutual consent would there be any additional charge. Significant resource demand is defined as something more than an additional man day a week.

The on-site PRO2 Consultant would be able to call the PRO2 Senior Team to participate in brain-storming sessions, system design sessions, etc. allowing AspenTech to enjoy the full benefits of the intellectual abilities available at PRO2 in the area of Project Management systems.

7.     DATABASE  IMPLEMENTATION ARCHITECTUREL / STRATEGY FOR USE OF SQL SERVER 7
       -------------------------------------------------------------------------
AS  A  COMMON  REPOSITORY  FOR  MSP  PLANS  WITHIN  A  GROUP  /  PRACTICE  /
----------------------------------------------------------------------------
ENTERPRISE working with other PRO2 personnel on separate contract, provide support in the design and implementation of a SQL Server 7 based MSP2000 repository for Aspentech.



All  of  the  above  to  be  performed  on  a  Time  &  Expense  basis.

COMPENSATION:

     - Time and Expense at the rate of US$150 per hour up to a maximum of 480 hours. Additional hours may be authorized by mutual written consent of the parties to this Agreement.

     - Weekly timesheets will be submitted for review and approval. Invoicing will be on a monthly basis.


TERM:

Three  (3)  months.